Wingstop Inc. Releases Preliminary Fiscal Third Quarter 2020 Sales Results

Dallas, TX. October 6, 2020 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today released preliminary unaudited sales and unit development results for the fiscal third quarter 2020. The Company also announced that it will host a conference call and webcast to discuss its fiscal third quarter 2020 financial results on Monday, November 2, 2020 at 10:00 AM EST.

Highlights for the fiscal third quarter 2020 as compared to the fiscal third quarter 2019:

▪43 net new openings in fiscal third quarter 2020
▪Domestic same store sales increased 25.4%
▪Company-owned restaurant same store sales increased 15.2%
▪System-wide sales increased 32.8% to approximately $509.2 million
▪Digital sales increased to 62.0%

As of September 26, 2020, there were 1,479 Wingstop restaurants system-wide consisting of 1,308 restaurants in the United States, of which 1,277 were franchised and 31 were company-owned, and 171 international franchised restaurants across nine countries.
“The results during the third quarter continue to highlight the strength of our growth strategy. We continued to benefit from strong topline momentum with same-store sales of 25.4% during the quarter and 22.5% for 2020 year-to-date putting us well on our way to our 17th consecutive year of positive same store sales growth. Despite the challenging industry backdrop, we achieved 43 global net new openings during the quarter” stated Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “I am thankful for the support of our team members and brand partners in achieving these extraordinary results during these difficult times. We remain focused on executing against our growth strategies and our vision of becoming a top 10 global restaurant brand.”
Conference Call and Webcast Details for Fiscal Third Quarter 2020 Results
Wingstop will host a conference call and webcast to discuss its fiscal third quarter 2020 financial results on Monday, November 2, 2020 at 10:00 AM EST.
Hosting the conference call will be Charlie Morrison, Chairman and Chief Executive Officer, and Michael Skipworth, Executive Vice President and Chief Financial Officer. A press release with fiscal third quarter 2020 results will be issued that same day, before the market opens.
The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10148247. The replay will be available through Monday, November 9, 2020.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.
The following definitions apply to these terms as used in this release:
Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.
System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.
About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,450 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.
In 2019, Wingstop’s system-wide sales increased 20.1% year-over-year to $1.5 billion, marking the 16th consecutive year of same store sales growth, and Wingstop achieved over 400% shareholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of 1,479 as of September 26, 2020. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. During the fiscal quarter ended September 26, 2020, Wingstop generated 62.0% of sales via digital channels including Wingstop.com and the Wingstop app. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Forward-Looking Statements
Certain statements contained in this press release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “intention,” “intend,” “expect,” “expected,” “will,” “would be,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of our financing activities. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect actual financial results and outcomes and cause them to differ materially from those anticipated in any forward-looking statements. Further, we have not yet completed closing procedures for the fiscal third quarter 2020, and our independent registered public accounting firm has not yet reviewed the results. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
media@wingstop.com

Investor Contact
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com